CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2020, relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR for the year ended December 31, 2019 of AMG Managers Loomis Sayles Bond Fund, AMG Managers Global Income Opportunity Fund, and AMG Managers Special Equity Fund, three of the series constituting AMG Funds III. We also consent to the references to us under the headings "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm", "Financial Statements", and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 29, 2020